CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 (File No. 33-89090) under the Securities Act of 1933 and Post-Effective Amendment No. 10 (File No. 811-8966) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Legg Mason Focus Trust, Inc. of our report dated February 5, 1999 on our audit of the financial statements and financial highlights as of December 31, 1998 and for the respective periods then ended, which report is included in the Annual Report to Shareholders.

We also consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "The Fund's Independent Accountants" and "Financial Statements" in the Statement of Additional Information.




PRICEWATERHOUSECOOPERS LLP


Baltimore, Maryland
March 1, 1999